EXHIBIT 99.3

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements give effect to KMG Chemicals, Inc.’s acquisition of the Ultra Pure Chemicals business of OM Group, Inc. (“the UPC Business”) on May 31, 2013. In these unaudited pro forma condensed consolidated financial statements, KMG Chemicals, Inc. is referred to as “we”, “our”, and “KMG”.

On May 31, 2013, we acquired the UPC Business for approximately $63.3 million in cash, including $16.6 million for working capital. Such acquisition was funded entirely with borrowings under our existing bank credit facility in place at that time.

The unaudited pro forma condensed consolidated balance sheet as of April 30, 2013, gives effect to the UPC Business acquisition as if it occurred on that date. The unaudited pro forma condensed consolidated statements of income for the year ended July 31, 2012 and for the nine months ended April 30, 2013, give effect to the UPC Business acquisition as if it occurred on August 1, 2011.

The UPC Business acquisition has been accounted for using the acquisition method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed in this transaction have been recorded at their estimated fair values. As noted above, the UPC Business acquisition was consummated on May 31, 2013. Accordingly, the preliminary purchase price allocation for the UPC Business acquisition has been reflected in the accompanying pro forma condensed consolidated balance sheet as of April 30, 2013. Such allocation should be considered preliminary as we are awaiting the completion of several items, including the finalization of our independent appraisal and valuation for purposes of valuing the acquired tangible and intangible assets. As such, there may be material changes to the initial allocation reflected herein as those remaining items are finalized.

KMG’s historical consolidated statement of income for the year ended July 31, 2012 was derived from our audited consolidated financial statements as reported in our annual report on Form 10-K as of and for the period ended July 31, 2012. KMG’s historical consolidated statement of income for the nine months ended April 30, 2013, and condensed consolidated balance sheet as of April 30, 2013, were derived from our unaudited interim consolidated financial statements as reported in our quarterly report on Form 10-Q as of and for the period ended April 30, 2013.

The UPC Business has historically reported with a December 31 fiscal year end. Accordingly, the audited combined financial statements included herein reflect the operations of the UPC Business as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, and the unaudited combined condensed financial statements reflect those operations as of and for the three months ended March 31, 2013. However, for purposes of these unaudited pro forma condensed consolidated financial statements, the UPC Business combined financial information must be adjusted to more closely conform to KMG’s fiscal year end. Therefore, the combined financial information for the UPC Business has been adjusted to the twelve months ended June 30, 2012 and the nine months ended March 31, 2013. The amounts for the twelve months ended June 30, 2012 were derived by adding the six months ended December 31, 2011 to the UPC Business year end amounts for December 31, 2012, and removing the amounts for the six months ended December 31, 2012. Those amounts for the six months ended December 31, 2012 were added to the UPC Business amounts for the three months ended March 31, 2013, resulting in the financial information for the nine months ended March 31, 2013.

The unaudited pro forma condensed consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the UPC Business acquisition been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma condensed consolidated financial statements contain the elimination of direct costs incurred and expensed by KMG in connection with the acquisition of the UPC Business, and do not contain any adjustments to reflect anticipated cost savings or additional synergies anticipated as a result of the UPC Business acquisition. Operating results for the nine months ended April 30, 2013 are not indicative of the results that may be expected for year ending July 31, 2013. The unaudited pro forma condensed consolidated financial statements, and accompanying notes thereto, should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of KMG, as reported in our annual report on Form 10-K for the year ended July 31, 2012 and our quarterly report on Form 10-Q for the quarterly period ended April 30, 2013, and the UPC Business, which are included elsewhere in this current report.

KMG Chemicals, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of April 30, 2013

(in thousands, except for share and per share amounts)

	KMG Historical	UPC Business Historical (a)	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$5,098	$6,339	$(6,339)	(3)	$5,098
Accounts receivable:
Trade, net of allowances	26,854	14,323	(35)	(1)	41,142
Other	4,304	—	—		4,304
Related parties	—	6,522	(6,522)	(3)	—
Inventories, net	44,514	9,675	1,372	(1)	55,561
Current deferred tax assets	1,425	—	262		1,687
Prepaid expenses and other	3,309	2,379	115	(1)	5,803

Total current assets	85,504	39,238	(11,147)		113,595

Property, plant and equipment, net	67,423	22,467	6,456	(1)	96,346
Deferred tax assets	1,158	—	—		1,158
Goodwill	3,778	14,595	(10,496)	(1)	7,877
Intangible assets, net	14,757	11,873	6,127	(1)	32,757
Restricted cash	1,000	—	—		1,000
Other assets, net	3,667	—	—		3,667

Total assets	$177,287	$88,173	$(9,060)		$256,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable—trade	$23,382	$8,792	$(1,803)	(1)	$30,371
Accounts payable – related parties	—	4,532	(4,532)	(3)	—
Accrued liabilities	5,109	3,484	(683)	(1)	7,910
Employee incentive accrual	1,154	—	—		1,154
Other current liabilities	—	1,154	292	(1)	1,446

Total current liabilities	29,645	17,962	(6,726)		40,881

Long-term debt, net of current maturities	22,000	—	63,297	(2)	85,297
Deferred tax liabilities	7,827	3,612	12	(1)	11,451
Other long-term liabilities	1,544	1,020	(64)	(3)	2,500

Total liabilities	61,016	22,594	56,519		140,129
Commitments and contingencies
Stockholders’ equity
Common stock	115	—	—		115
Additional paid-in capital	26,738	95,458	(95,458)	(3)	26,738
Accumulated other comprehensive loss	(3,144)	(8,643)	8,643	(3)	(3,144)
Retained earnings	92,562	(21,236)	21,236	(3)	92,562

Total stockholders’ equity	116,271	65,579	(65,579)		116,271

Total liabilities and stockholders’ equity	$177,287	$88,173	$(9,060)		$256,400

(a)	As of March 31, 2013

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

KMG Chemicals, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended July 31, 2012

(in thousands, except per share amounts)

	KMG Historical	UPC Business Historical (a)	Pro Forma Adjustments	Notes		Pro Forma
Net Sales	$272,700	$94,182	$—			$366,882
Cost of sales	195,635	61,977	393	(5)		258,005

Gross profit	77,065	32,205	(393)			108,877
Operating expenses:
Distribution expenses	26,770	18,699	387	(5)		45,856
Selling, general and administrative expenses	24,858	9,625	42	(4	)(5)	34,525

Operating income	25,437	3,881	(822)			28,496
Other income
Interest income	1	6	—			7
Interest expense, net	(2,100)	(89)	(1,491)	(2)		(3,680)
Other, net	(269)	(1,357)	—			(1,626)

Total other expense, net	(2,368)	(1,440)	(1,491)			(5,299)
Income from continuing operations before income taxes	23,069	2,441	(2,313)			23,197
Provision for income taxes	(8,754)	(212)	856	(6)		(8,110)

Income from continuing operations	14,315	2,229	(1,457)			15,087
Discontinued operations
Income/(loss) from discontinued operations, before income taxes	(711)	—	—			(711)
Income tax benefit/(expense)	221	—	—			221

Income/(loss) from discontinued operations	(490)	—	—			(490)

Net income	$13,825	$2,229	$(1,457)			$14,597

Earnings per share—Basic:
Income from continuing operations	$1.26					$1.32
Income/(loss) from discontinued operations	(0.04)					(0.04)

Net income	1.22					$1.28

Earnings per share—Diluted:
Income from continuing operations	$1.24					$1.31
Income/(loss) from discontinued operations	(0.04)					(0.04)

Net income	$1.20					$1.27

Weighted average shares outstanding:
Basic	11,363					11,363
Diluted	11,528					11,528

(a)	For the twelve months ended June 30, 2012.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

KMG Chemicals, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Nine Months Ended April 30, 2013

(in thousands, except per share amounts)

	KMG Historical	UPC Business Historical (a)	Pro Forma Adjustments	Notes		Pro Forma
Net Sales	$182,224	$69,532	$—			$252,719
Cost of sales	130,082	44,299	295	(5)		175,639

Gross profit	52,142	25,233	(295)			77,080
Operating expenses:
Distribution expenses	19,374	16,528	290	(5)		36,192
Selling, general and administrative expenses	18,113	7,592	(1,310)	(4	)(5)	24,495

Operating income	14,655	1,113	725			16,393
Other income/ (expense):
Interest income	—	57	—			57
Interest expense, net	(1,194)	—	(834)	(2)		(2,028)
Other, net	(175)	620	—			445

Total other expense, net	(1,369)	677	(834)			(1,526)
Income from continuing operations before income taxes	13,286	1,790	(109)			14,867
Provision for income taxes	(4,531)	(75)	40	(6)		(4,566)

Income from continuing operations	8,755	1,715	(69)			$10,301

Discontinued operations:
Income/(loss) from discontinued operations, before income taxes	(187)	—	—			(187)
Income tax benefit/(expense)	57	—	—			57

Income/(loss) from discontinued operations	(130)	—	—			(130)

Net income	$8,625	$1,715	$(69)			$10,171

Earnings per share—Basic:
Income from continuing operations	$0.76					$0.90
Income/(loss) from discontinued operations	(0.01)					(0.01)

Net income	$0.75					$0.89

Earnings per share—Diluted:
Income from continuing operations	$0.76					$0.89
Income/(loss) from discontinued operations	(0.01)					(0.01)

Net income	$0.75					$0.88

Weighted average shares outstanding:
Basic	11,476					11,476
Diluted	11,574					11,574

(a)	For the nine months ended March 31, 2013.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

KMG Chemicals, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1)	Reflects the preliminary allocation of the purchase price for the UPC Business acquisition. Our estimate of the total purchase price of the UPC Business is summarized as follows (in thousands):

Total cash consideration:	$63,297

The total estimated purchase price has been allocated on a preliminary basis as follows (in thousands):

Current assets	$27,828
Deferred tax assets	262
Tangible assets	28,923
Intangible assets:
Non-compete agreements and customer relationships	18,000
Goodwill	4,099
Current liabilities	(11,235)
Deferred tax liabilities	(3,624)
Other non-current liabilities	(956)

Total estimated purchase price of acquisition	$63,297

The preliminary allocation of the purchase price is pending completion of certain items, including the finalization of our independent appraisal efforts related to the valuation of the tangible and intangible assets acquired and a potential working capital adjustment. As such, there may be material changes to the initial allocation reflected above as those remaining items are finalized.

(2)	Reflects the borrowings under KMG’s existing senior credit facility to fund the acquisition of the UPC Business. The unaudited pro forma condensed consolidated statements of income assume such borrowings were made on August 1, 2011, and the unaudited pro forma condensed consolidated balance sheet assumes such borrowings were made on April 30, 2013.

For purposes of computing the additional interest expense associated with the above borrowings used to finance the acquisition, an average rate of 2.2% has been utilized, which represents the LIBOR in effect on our revolving loan borrowing date plus applicable margin based on our proforma Funded Debt to EBITDA ratio. This rate results in incremental interest expense of $1,445,000 and $800,000 for the pro forma statements of income for the year ended July 31, 2012 and the nine months ended April 30, 2013, respectively, reflecting presumed payments during the respective periods. Amortization of deferred financing cost related to our revolving loan facility totaled $46,000 and $34,000 for the pro forma statements of income for the year ended July 31, 2012 and the nine months ended April 30, 2013, respectively. A change of 1/8% in interest rates did not result in a significant change in interest expense for the twelve months ended July 31, 2012 and for the nine months ended April 30, 2013.

(3)	Reflects the elimination of UPC historical amounts which were retained by the seller and not included in the acquisition or were eliminated in consolidation.

(4)	Reflects the elimination of the actual acquisition costs incurred and reflected in the KMG historical consolidated financial statements. These amounts include legal, due diligence, travel and other costs totaling $65,000 and $1,399,000 for the year ended July 31, 2012 and the nine months ended April 30, 2013, respectively.

KMG Chemicals, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(5)	Reflects the adjustments to the historical depreciation and amortization expense resulting from the effects of the purchase price allocations associated with the UPC Business acquisition for all periods presented. The acquired tangible assets have a weighted-average remaining useful life of approximately 3 years and are being depreciated on a straight-line basis over such period of time. The acquired intangible non compete agreements and customer relationships are estimated to have an economic life of 7 and 15 year, respectively and are being amortized over such period on a straight-line basis, consistent with our past practice.

(6)	Pro forma adjustments reflect income taxes at the statutory rates of 37.0% for our US operations (35.0% federal and 2.0% state).